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                                                                   Exhibit 10.14

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into this
2nd day of September, 2005, effective on the Employee's (as defined herein) first date of employment which shall be September 19, 2005 (the "EFFECTIVE DATE") by and between CLAYTON HOLDINGS, INC., a Delaware Corporation with its principal place of business located at 2 Corporate Drive, Shelton, CT 06484 (hereinafter referred to as "EMPLOYER"), and Frederick C. Herbst (hereinafter referred to as "EMPLOYEE"). Employer and Employee are collectively hereinafter referred to as the "PARTIES".

                                   WITNESSETH:

       WHEREAS, Employer together with its subsidiaries and other affiliates is in the business of providing advisory products and services relating to residential, consumer and commercial loan asset classes, including (a) portfolio due diligence, advice, data collection, management and analysis, (b) regulatory and operational compliance reporting, (c) credit underwriting, and (d) loan valuation, in each case to financial institutions, including investment banking firms, mortgage companies, commercial banks, thrifts, government sponsored enterprises, mortgage insurance companies and bond insurers (together with any other businesses or activities conducted by Employer and its subsidiaries from time to time, the "BUSINESS");

       WHEREAS, Employer desires to employ Employee in the position of Chief Financial Officer ("CFO"); and

       WHEREAS, Employee desires be employed by Employer in the position of CFO.

       NOW THEREFORE, for the consideration stated herein, Employer agrees to employ Employee and Employee agrees to accept employment in accordance with the following terms and conditions.

I.     EMPLOYMENT

       (a) Employee acknowledges and agrees that his employment is at-will, meaning that either Employer or Employee may terminate his employment at any time for any reason or for no reason, in accordance with applicable law, so long as the Party desiring to terminate Employee's employment (and this Agreement) provides written notice thirty (30) days in advance of the termination date, unless such termination is by Employer for Cause (as such term is defined in Section VI herein). Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. Employee's at-will employment status shall not effect any rights to severance payments and benefits to which he may be entitled pursuant to Section VI below.

       (b) Employee affirms and represents that as of the commencement of his employment with Employer he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Employee's acceptance of employment hereunder with Employer, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

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II.    DUTIES; RESPONSIBILITIES; REPORTING

       (a) Employee shall be employed as CFO, and shall faithfully and competently perform such duties as inhere in such position and as are set forth in the Job Description attached hereto as Exhibit 1. Employee shall also perform and discharge such other employment duties and responsibilities as the Chief Executive Officer of Employer ("CEO") and/or the Board of Directors of Employer (the "BOARD") shall from time to time determine.

       (b) Employee may be required from time to time to serve in additional roles and capacities on behalf of Employer or any entity that directly or indirectly controls, is controlled by, or is under common control with, Employer (an "AFFILIATE") not materially inconsistent with his position as CFO of Employer, and for which Employee shall not be entitled to any additional compensation or benefits.

       (c) Except as may otherwise be approved in advance by the CEO, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Employee shall devote his full business time throughout the term of his employment to the services required of him hereunder. Employee shall render his business services exclusively to the Employer during the term of his employment and shall use his best efforts, judgment and energy to improve and advance the business and interests of Employer in a manner consistent with the duties of his position.

       (d) In his capacity as CFO, Employee will report to the CEO or such other individual as the CEO of Employer may direct from time to time. Employee's duties and responsibilities may be amended, modified, increased or decreased from time to time as Employer may determine in its sole and absolute discretion.

       (e) Employee will primarily provide services from Employer's offices at 2 Corporate Drive, Shelton, Connecticut 06484 or at such other location as agreed to by Employer and Employee. Employee acknowledges and agrees that depending upon the needs of Employer, he may be required to provide services from time to time at locations other than Employer's principal location in Shelton, Connecticut.

III.   COMPENSATION

       (a) BASE SALARY. As compensation for Employee's performance of his duties hereunder, Employer shall pay to Employee an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000), less applicable taxes and withholdings, payable in installments in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions ("BASE SALARY"). Base Salary shall be reviewed annually and shall be subject to annual increases, if any, as determined by Employer.

       (b) TRAVEL ALLOWANCE. In addition to Base Salary, Employer shall pay to Employee a Travel Allowance in the amount of $2,000 per month for mileage and accommodations.

       (c) INCENTIVE COMPENSATION. In addition to Base Salary, Employer shall be eligible to receive an annual incentive bonus. Employer, at its discretion, shall determine the exact amount of such bonus based on a combination of Employer and Employee performance goals, criteria and targets established by the CEO and the Board (or the Compensation

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       Committee of the Board), which terms shall be disclosed to Employee in writing on an annual basis. For calendar year 2005, Employee's incentive compensation shall be based on a pro rata share of a target bonus of $300,000. The targeted bonus amount specified above (which as stated herein shall be pro rated based on the Effective Date) shall constitute the maximum payable incentive compensation available to Employee for calendar year 2005. The bonus provided for in this Section III(c), if any, shall be paid to Employee at such time as Employer pays bonuses to other employees at Employee's level, provided Employee must be employed by the Company on such date in order to be eligible to receive payment for such bonus.

       (d) TAXES AND WITHHOLDING. All Base Salary payments, bonus payments and benefits provided to Employee hereunder shall be reported as taxable income to the extent required by law and shall be subject to applicable federal, state and local income and payroll withholding requirements.

IV.    GRANT OF STOCK OPTIONS

       Subject to the terms and conditions of the Clayton Holdings, Inc. 2005 Stock Option Grant Plan (the "PLAN"), and upon execution and delivery of this Agreement and the Stock Option Agreement memorializing the grant, Employer will issue to Employee stock options (the "OPTIONS") to purchase 200,000 shares of common stock of the Company. The exercise price of the Options shall be the fair market value of a share of common stock of the Company, as determined by Employer, as of the date of grant of the Options, which shall be the Effective Date. Provided Employee remains an employee of Employer, twenty-five percent (25%) of the Options shall vest on the one-year anniversary of the date of grant of the Options, with the remaining Options vesting at a rate of 2.08333% per month thereafter. The specific terms and conditions relating to the Options shall be set forth in the Stock Option Agreement and the Plan.

V.     OTHER EMPLOYEE BENEFITS

       (a) EMPLOYER INSURANCE PLANS. Employee shall be entitled to participate in any Employer established insurance plan(s) on the same terms and conditions as other employees of Employer and in a manner consistent with and in accordance with the terms and provisions of said plan(s) and Employer's policies.

       (b) EMPLOYER RETIREMENT PLANS. Employee shall be entitled to participate in any Employer established pension or retirement plan(s) on the same terms and conditions as other employees of Employer and in a manner consistent with and in accordance with the terms and conditions of said plan(s) and Employer's policies.

       (c) VACATION. Employee shall earn up to twenty-three (23) days vacation on an annual basis commencing January 1st of each calendar year at the rate of 1.92 days per month of employment. Vacation periods are not cumulative and must be taken annually. Vacation not taken during the year in which it is earned is forfeited. If Employee's employment terminates, Employee will be paid for all accrued, unused vacation for the year of termination at Employee's then current Base Salary. Vacation must be taken by Employee at such time or times as approved by Employer.

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VI.    CERTAIN RIGHTS AND OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

       (a) In the event Employee's employment terminates for any reason other than (i) by Employer for Cause (as that term is defined herein), (ii) as a result of Employee's voluntary termination other than for Good Reason (as that term is defined herein), or (iii) due to Employee's death or disability, Employer shall provide to Employee the following termination benefits ("TERMINATION BENEFITS"):

              (i) continuation of salary at a rate equal to 100% of Employee's Base Salary as in effect at the date of termination for a period of twelve (12) months following the date of termination (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with Employer's payroll policies); and

              (ii) continuation of group health plan benefits during the period during which Employee is receiving payments pursuant to subsection
              (i) above, to the extent authorized by and consistent with 29 U.S.C. Section 1161 ET SEQ. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by Employer and Employee as in effect for other employees who are at a similar level as Employee.

       (b) Employer shall have the right to terminate the Termination Benefits set forth in Section VI(a)(i) and (ii) in the event that Employee fails to comply with Employee's continuing obligations under Sections VII and VIII of this Agreement. Employer's liability for Base Salary continuation pursuant to subsection (a)(i) shall be reduced by the amount of any severance, termination pay or salary continuation paid to Employee pursuant to any plan or policy of Employer. Notwithstanding the foregoing, nothing in this Section VI shall be construed to affect Employee's right to receive COBRA continuation entirely at Employee's own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee's right to cost sharing under subsection
       (a)(ii) ceases. The Termination Benefits paid by Employer to Employee under this Section VI shall be in full satisfaction, compromise and release of any claims arising exclusively out of any termination of Employee's employment, including but not limited to any common law or contractual claims, and that the payment of the Termination Benefits shall be contingent upon Employee's delivery of a general release effectuating such full satisfaction, compromise and release, in favor of Employer and its affiliates of any and all claims arising exclusively out of any such termination, which general release shall be effective upon termination of employment and shall be in a form reasonably satisfactory to Employer, it being understood that no Termination Benefits shall be provided unless and until Employee executes and delivers such release.

       (c)    Definitions of "CAUSE" and "GOOD REASON"

              (i) For purposes of this Agreement, the circumstances giving rise to termination for "CAUSE" shall include, without limitation, (A) any act, whether or not involving Employer or any of its affiliates or their respective businesses, of fraud or gross misconduct (including, without limitation, any act of employment discrimination or related harassment);
       (B) any material act of dishonesty or illegality; (C) any act constituting breach of fiduciary duty; (D) the conviction of Employee for
       (1) a felony, or (2) any misdemeanor involving moral turpitude; (E) the commission, in the reasonable judgment of the Board, of an act

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       involving a violation of a material procedure or policy of Employer; (F)
       a material and sustained failure of Employee to perform the duties and responsibilities assigned or delegated under this Agreement, which such failure continues for fourteen (14) days after written notice has been given to Employee by the Board; (G) any act of gross negligence or willful misconduct by Employee; or (H) a breach by Employee of any of Employee's material obligations under this Agreement.

              (ii) For purposes of this Agreement, "GOOD REASON" shall mean the occurrence of any of the following events: (A) a reduction in Employee's annual Base Salary; or (B) a material dimunition of Employee's duties or job function as the Chief Financial Officer of the Employer or otherwise normally expected of or assigned to a person holding the position of Chief Financial Officer at a business of Employer's size, nature and industry, or (C) the relocation of the offices at which Employee is principally employed to any other location which increases Employee's commute by more than fifty (50) miles from the current location of such offices.

       (d) Upon termination of Employee's employment, for any reason, Employee shall deliver forthwith to Employer all manner of identification, advertising materials, promotional items, sample contracts, and other materials Employer may have furnished Employee, or which Employee may have created or developed for Employer during Employee's employment, as well as all documents pertaining to Employer, including but not limited to correspondence with customers and potential customers, communications between Employer and Employee, customer and potential customer information including names, addresses and telephone and fax numbers and any other material not specified above but which contain Confidential Information (as defined below), as well as all other property of Employer in Employee's possession, custody or control, and Employee shall execute at the request of Employer, such documents and take such actions as necessary in order to reaffirm the covenants and obligations set forth in this Agreement; provided, however, that failure to request such reaffirmation shall not act as a waiver of any requirements of this Agreement.

VII.   CONFIDENTIAL INFORMATION

       (a) DEFINITION OF "CONFIDENTIAL INFORMATION" means information and data not generally known outside Employer (unless as a result of a breach by Employee or others of any of the obligations imposed by this Agreement or a similar agreement or legal duty). It includes all confidential information of Employer, its parent and subsidiary companies and its and their affiliates (collectively, the "EMPLOYER GROUP") and their respective customers, including, but not limited to: the terms, conditions and existence of this Agreement, research, design, development, strategies, production, presentation, methodologies, costs, expenses, margins and budgets; information and materials used in marketing or presenting the business of any member of the Employer Group, including style, format and content; customer and potential customer lists and information pertaining to customer goals and strategies; prices and terms offered or paid for products and services; information and materials related to determining whether products and services should be offered or sold to a customer; supplier and contractor lists, contacts, prices, specifications and other information; techniques, procedures, processes, formulas, equipment, methods, technical data, know-how and compilations; business proposals and plans and financial and operational information and strategies; the financial and capital structure of any member of the Employer Group; creditors, debtors and financial data of any member of the Employer Group; any material or information of whatever nature which provides Employer or Employer's customers an

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       opportunity to gain an advantage over competitors; and any and all other trade secrets or proprietary and confidential information or materials of Employer or any customer or potential customer.

       (b) DUTY NOT TO DISCLOSE. Except as required in the course of representing Employer and in the furtherance of Employer's interests, Employee shall not use or disclose Confidential Information to any person or entity for any reason or purpose whatsoever during or after the term of Employee's employment by or other engagement with Employer. Employee shall immediately notify an officer of Employer of any information which becomes known to Employee which indicates that an unauthorized disclosure or use of Confidential Information may have occurred or is likely to occur. Employee shall not publish or submit for publication any material based upon any Confidential Information without the prior written consent of an officer of Employer. Employee acknowledges that Employer has expended time, effort and money to obtain and develop the Confidential Information, and that the Confidential Information constitutes special, valuable and unique assets of Employer, without regard to whether or not any of the Confidential Information is embodied in tangible or intangible form.

       (c) PROTECTION OF COMPANY PROPERTY. Employee shall protect all property of the Employer Group (as well as the property of customer(s) to which Employee has access because of Employee's employment by or other engagement with Employer) with the utmost care and shall not suffer or permit any such property, including, without limitation, copies of any such property or any proprietary works to be removed from Employer's offices or other locations without the consent of an officer of Employer. All materials containing Confidential Information are the property of Employer, Parent or the affiliate as the case may be. Employee acknowledges and shall adhere to the Employer Group's security policies and measures, including, but not limited to: (i) locking offices and file cabinets; (ii) enforcing and complying with Employer's sign in and out procedures; and (iii) provision of information only to those authorized to receive it, who have signed Confidentiality Agreements with Employer, and who need to know such information. In addition, Employee acknowledges and shall adhere to Employer's procedures concerning password-protected computer access and, among other things, shall safeguard and maintain the confidentiality of any and all such passwords used to access records or information.

       (d)    SURVIVAL. Employee acknowledges that the provisions of this
       Section VII and the Employee Non-Disclosure Agreement are integral parts of Employee's employment arrangements with Employer and shall specifically survive the termination of this Agreement and Employee's employment with Employer.

VIII.  NON-COMPETITION RESTRICTIONS

       (a) POST-EMPLOYMENT RESTRICTIONS. Employee acknowledges and agrees that during his employment with Employer and for a period of twelve (12) months immediately following the termination of the employment relationship, whether such termination is voluntary or involuntary, Employee, without additional compensation, shall not:

              (i) directly or indirectly, perform services (as an agent, principal, employee, consultant, contractor, or other capacity) for a Competitor similar to those Employee performed for Employer or for a Customer or Potential Customer of Employer;

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              (ii) directly or indirectly, own any interest in a Competitor of
       Employer, except that owning such an interest which does not exceed five percent (5%) of the outstanding shares of stock of a publicly traded entity shall not violate this section;

              (iii) directly or indirectly, solicit or accept any business of the nature performed by Employer from any Customer or Potential Customer of Employer or otherwise interfere with or disturb the relationship between any Customer or Potential Customer and Employer;

              (iv) directly or indirectly, solicit or induce or attempt to solicit or induce any employee of Employer to leave Employer or hire any employee of Employer on your own behalf or on behalf of another person or entity; or

              (v) solicit or induce or attempt to solicit or induce any supplier, vendor or contractor of Employer to terminate or disturb its relationship or business with Employer.

       (b) DEFINITIONS. For the purposes of the foregoing paragraph and sub-paragraphs:

              (i) "COMPETITOR" shall mean any business (including the business of any successor, assign or affiliate) engaged in the provision of products, services, programs or systems similar to or competitive with those engaged in or provided by Employer and those planned (while Employee was working with Employer) to be introduced by Employer, provided that in the case of planned products, services, programs or systems, Employee was involved in the planning or development of such items or had access to such plans or items.

              (ii) While Employee is employed by Employer, "CUSTOMER(S)" shall mean a person or entity which purchased any product, service, program, or system from Employer. If Employee's employment with Employer is terminated by either party, with or without Cause or with or without Good Reason, "CUSTOMER(S)" shall mean a person or entity which within the eighteen (18) months prior to termination of Employee's employment with Employer purchased any product, service, program, or system from Employer or an affiliated entity.

              (iii) While Employee is employed by Employer, "POTENTIAL CUSTOMER(S)" shall mean a person or entity which Employer solicited or developed plans or prepared proposals to solicit or market to become a Customer. If Employee's employment with Employer is ended by either party, with or without Cause, "POTENTIAL CUSTOMER(S)" shall mean a person or entity which Employer solicited or developed plans or prepared proposals to solicit or market to become a Customer within six (6) months prior to termination of Employee's employment with Employer, provided that Employee was involved in such solicitation or development of plans or proposals or had access to such plans or proposals.

              (iv) For purposes of this Section VIII, the term "EMPLOYER" shall include Employer, all of its Affiliates, and the Business.

       (c) LIMITATION ON NON-COMPETITION CLAUSE. If Employee's employment is terminated by either party for any reason, the restrictions specified in
       Section XIII(a)(i), above, shall apply to only those counties in the United States in which in the eighteen (18) month period prior to such termination, (i) Employee physically performed services for Employer;
       (ii) there is a Customer or Potential Customer for which Employee performed services for Employer; or

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       (iii) Employee had substantial contact with or had access to substantial information or materials of Employer pertaining to a Customer or Potential Customer.

IX.    REASONABLE RESTRICTIONS

       Employee recognizes and acknowledges that: (a) the nature of Employer's business is highly competitive; (b) he will have access to Confidential Information while employed by Employer and it will not be possible to perform services for a Competitor without using such Confidential Information; (c) Employer has a compelling and legitimate interest in protecting against the use or disclosure of its Confidential Information and the loss of its goodwill in the event Employee goes to work for or otherwise renders services to a Competitor; and (d) the restrictions and limitations set forth in Sections VII and VIII of this Agreement have been narrowly drafted to protect only the legitimate business interests of Employer and the restrictions and limitations set forth in this Agreement will not unreasonably interfere or restrict Employee's ability to earn a living following the termination of Employee's employment with Employer, and Employee's ability to pursue a livelihood without violating such restrictions is a material condition of Employee's employment with Employer.

X.     DEVELOPMENTS; WORK FOR HIRE

       Employee will make full and prompt disclosure to Employer of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "DEVELOPMENTS"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Employee (alone or jointly with others) or under her direction during the period of his employment with Employer. Employee acknowledges that all work performed by him during his employment with Employer is on a "work for hire" basis, and Employee hereby assigns and transfers, and will assign and transfer, to Employer and its successors and assigns all Employee's right, title and interest in all Developments that (a) relate to the Business or any Customer of or supplier to Employer or any of the products or services being researched, developed or sold by Employer or which may be used with such products or services; (b) result from tasks assigned to Employee by Employer; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Employer ("EMPLOYER-RELATED DEVELOPMENTS"), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions ("INTELLECTUAL PROPERTY RIGHTS").

       This Agreement does not obligate Employee to assign to Employer any Development which, in the sole judgment of Employer, reasonably exercised, is developed entirely on Employee's own time and does not relate to the business efforts or research and development efforts in which, during the period of Employee's employment, Employer actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by Employer. However, Employee will also promptly disclose to Employer any and all such Developments for the purpose of determining whether they qualify for such exclusion.

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       Employee will cooperate fully with Employer, both during and after
       Employee's employment with Employer, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Employer-Related Developments. Employee will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which Employer may deem necessary or desirable in order to protect its rights and interests in any Employer-Related Development. If Employer is unable, after reasonable effort, to secure Employee's signature on any such papers, Employee hereby irrevocably designates and appoints each officer of Employer as her agent and attorney-in-fact to execute any such papers on her behalf, and to take any and all actions as Employer may deem necessary or desirable in order to protect its rights and interests in any Employer-Related Development.

XI.    REMEDIES

       Employee recognizes that the remedy(ies) at law for a violation of
       Section VII, VIII or IX of this Agreement will be inadequate and that in any event such damages will be substantial but not readily ascertainable and that Employer will suffer continuing and irreparable injury to its business as a direct result of such violation. Employee agrees that if Employee should breach or fail to perform, or to threaten to breach or fail to perform any term, condition, or duty contained in this Agreement, Employer shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain the specific performance thereof by Employee or to enjoin Employee from violating the provisions hereof. Pending the outcome of any such litigation, Employer shall be entitled to obtain temporary, preliminary, and permanent injunctive or other relief, without bond. Employer shall be entitled to recover from Employee all reasonable attorneys' fees, court costs and related expenses incurred in enforcing this Agreement.

XII.   MISCELLANEOUS PROVISIONS

       (a) AMENDMENTS AND MODIFICATIONS: This Agreement may be amended, changed, modified or altered only by an instrument in writing executed by the Parties.

       (b) WAIVERS: Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement. The failure of any party to insist upon strict adherence to any term of this Agreement will not be considered a waiver of, nor shall it deprive, any party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

       (c) SEVERABILITY: Every provision of this Agreement is intended to be severable. If any Section or provision, or sub-paragraph or sub-part, of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or otherwise invalidate the remainder of this Agreement or the Section or provision, or sub-paragraph or sub-part, but shall be confined in its operation to the Section or provision, or sub-paragraph or sub-part, of this Agreement directly involved in the controversy in which judgment shall have been rendered. If any Section or provision, or sub-paragraph or sub-part, hereof is deemed unenforceable because of its scope in terms of area, time or business activities, or any other reason, the Court may modify such

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              Section or provision, or sub-paragraph or sub-party, by
              reductions, additions, or limitations thereon, or otherwise, so as to be render the Section or provision, or sub-paragraph or sub-part, enforceable to the fullest extent permissible under applicable law.

       (d) GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the State of Connecticut and the obligations, rights, and remedies of the Parties hereunder shall be determined in accordance with such laws without reference to the principles of conflicts of law thereof. The parties hereby agree that they are and shall be subject to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut. Venue for all actions or claims related to this Agreement or Employee's employment by or other relationship with Employer shall be in the State and Federal Courts located in Connecticut.

       (e) HEADING: The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be a part of this Agreement.

       (f) SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns. Any successor or assign of Employer is authorized to enforce the restrictive covenants of this Agreement in Section VII as if the name of such successor or assign replaced Employer throughout this Agreement. Since this Agreement is personal to Employee, Employee's obligation under this Agreement may not be assigned or transferred to any other person or entity.

       (g) NOTICE: Any notices under this Agreement to any Party will be in writing and will be mailed registered mail, postage prepaid, or delivered by overnight carrier or express mail or personally delivered, addressed to the party at the following address or to such address as such party may designate by written notice.

              To Employer:

                     Clayton Holdings, Inc.
                     2 Corporate Drive
                     Shelton, CT 06484
                     Attn: Jeanne Rudell

              To Employee:

                     Frederick C. Herbst, CPA

       (h) ENTIRE AGREEMENT. This Agreement and its exhibits and attachments contain the entire understanding between the Parties and merges and supersedes all prior discussions and agreements with respect thereto, including, without limitation, all other agreements described in the preceding sentence.

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                          [***SIGNATURES TO FOLLOW***]

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       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.


                                    EMPLOYEE:


                                    By:  /s/ Frederick C. Herbst
                                         --------------------------------
                                         Frederick C. Herbst, CPA


                                    EMPLOYER:

                                    CLAYTON HOLDINGS, INC.


                                    By:  /s/ Frank P. Filipps
                                         --------------------------------
                                    Name:  Frank P. Filipps
                                    Title: Chief Executive Officer

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